                                                                    EXHIBIT 11.1

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

                 SCHEDULE OF COMPUTATION OF LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                      YEAR ENDED DECEMBER 31,
                         -----------------------------------------------------
                           1990       1991      1992(1)    1993(1)     1994
                         ---------  ---------  ---------  ---------  ---------
Loss Before
 Extraordinary Item and
 Cumulative Effect of
 Change in Accounting
 for Income Taxes....... $(195,451) $(161,642) $(102,960) $ (25,774) $ (68,576)
Extraordinary Item, Net
 of Income Taxes........       --         --         --    (184,996)       --
Cumulative Effect of
 Change in Accounting
 for Income Taxes.......       --         --         --         --     (18,265)
                         ---------  ---------  ---------  ---------  ---------
Net Loss................  (195,451)  (161,642)  (102,960)  (210,770)   (86,841)
Preferred Stock
 Preferences............   (61,102)    (5,771)   (16,861)   (34,115)   (36,800)
                         ---------  ---------  ---------  ---------  ---------
Loss Applicable to
 Common Shareholders.... $(256,553) $(167,413) $(119,821) $(244,885) $(123,641)
                         =========  =========  =========  =========  =========
Loss Per Common Share
 Before Extraordinary
 Item and Cumulative
 Effect of Change in
 Accounting for Income
 Taxes.................. $  (54.80) $  (35.61) $  (25.06) $  (13.13) $  (23.04)
Extraordinary Item Per
 Common Share...........       --         --         --         --       (3.99)
Loss Per Common Share
 from Cumulative Effect
 of Change in Accounting
 for Income Taxes.......       --         --         --      (40.55)       --
                         ---------  ---------  ---------  ---------  ---------
Loss Per Common Share... $  (54.80) $  (35.61) $  (25.06) $  (53.68) $  (27.03)
                         =========  =========  =========  =========  =========
Weighted Average Number
 of Shares Outstanding
 During the Period......     4,682      4,701      4,782      4,562      4,573
                         =========  =========  =========  =========  =========

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(1) For purposes of calculating loss per common share for the year ended
    December 31, 1992, 1993 and 1994 shares of the Series A Convertible Preferred Stock were not assumed to be converted into shares of Common Stock since the result would be anti-dilutive.